Exhibit 99.1

NEWS RELEASE

For immediate release

Contact:

Elizabeth Goode, Director Corporate Development

(661) 295-5600, ext. 2632

goodee@3dsystems.com

3D Systems Announces Worldwide Non-Exclusive Distribution Agreement with DSM Desotech to Distribute Somos® Stereolithography Resins

VALENCIA, Calif., June 24, 2004 - 3D Systems Corporation (Nasdaq: TDSC) and DSM Desotech Inc. announced today that the companies have entered into a worldwide non-exclusive distribution agreement for stereolithography (SL) resin.  Under the terms of this agreement, 3D Systems will distribute DSM Somos®’ stereolithography resins.

DSM Somos plans to continue to manufacture, market and distribute these products directly and through its existing network of authorized distributors.  3D Systems plans to promote, sell and support DSM Somos-branded resins worldwide while continuing to manufacture, market and distribute its own Accura® SL resins.

“We are pleased to enter into this relationship with an industry leader such as DSM,” said Abe Reichental, 3D Systems’ president and chief executive officer.  “Adding the DSM Somos product line to our customer solutions portfolio will provide our customers with greater flexibility, a broader selection of materials and access to our entire family of SLA system expert solutions.  We believe that this relationship will enhance our ability to serve our customers by providing a broader range of materials, will enable DSM to expand its own distribution channels, and will contribute favorably to our business model.

DSM Somos Business Manager Jim Reitz stated, “DSM looks forward to the enhanced worldwide distribution of Somos stereolithography products that will be possible through 3D Systems’ established distribution and support network.  We believe that this will fully complement our current direct sales efforts and established distribution channels.  Broadening market access to Somos products will also further support DSM’s product development efforts, allowing us to continue our focus on innovative new materials for the solid imaging market that will expand capabilities and open up new market opportunities.”

About 3D Systems

Founded in 1986, 3D Systems®, the solid imaging companySM, provides solid imaging products and systems solutions that reduce the time and cost of designing products and facilitate direct and indirect manufacturing.  Its systems utilize patented proprietary technologies to create physical objects from digital input that can be used in design communication, prototyping, and as functional end-use parts.

More information on the company is available at www.3dsystems.com, or by phoning (888) 337-9786, ext. 2882, or (661) 295-5600, ext. 2882 from outside the United States, or via email at moreinfo@3dsystems.com.

About DSM Desotech

DSM Desotech is a global leader in the development and manufacture of ultraviolet light and electron beam (UV/EB) curable materials. The company operates as a business unit of DSM N.V.  In 1999, DSM Desotech announced its acquisition of Dupont Somos® – now DSM Somos®.  More information about DSM Desotech can be found at www.dsmdesotech.com.

About DSM Somos®

DSM Somos is currently the world’s second largest materials supplier to the rapid prototyping industry, providing stereolithography liquids and selective laser sintering powders used for the creation of three-dimensional models and prototypes directly from digital data. Somos’ patented ProtoFunctional® materials are used by a variety of industries, including automotive, aerospace, medical and telecommunications.  More information about DSM Somos can be found at www.dsmsomos.com.

About DSM N.V.

DSM is active worldwide in life science and nutritional products, performance materials and industrial chemicals.  With annual sales of approximately EUR 8 billion, DSM employs about 25,000 people worldwide and ranks among the global leaders in many of its fields.  DSM products are found in a wide range of end markets such as human and animal nutrition and health, cosmetics, pharmaceuticals, automotive, coatings, and electrics & electronics (E&E).  DSM is headquartered in the Netherlands, with locations in Europe, Asia and the Americas.  For more information on DSM, log on to www.dsm.com

Forward-Looking Statements

Certain statements made by the company in this release are forward-looking statements. These statements include comments as to the company’s beliefs and expectations as to future events and trends affecting the company’s business. These forward-looking statements are based upon management’s current expectations concerning future events and trends and are necessarily subject to uncertainties, many of which are outside the control of the company. The factors stated under the heading “Forward-Looking Statements” and “Cautionary Statements and Risk Factors” in management’s discussion and analysis of results of operations and financial condition, which appear in the company’s periodic filings with the Securities and Exchange Commission as well as other factors, could cause actual results to differ materially from such statements.

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